Exhibit 23.3

Consent of Independent Auditors

The consolidated financial statements of Vivial Networks LLC as of December 31, 2020 and 2019 and for the years then ended, included in the Amendment No. 1 to Registration Statement on Form S-3, have been audited by Eide Bailly LLP, independent auditors, as stated in our report appearing herein.

We consent to the reference to our firm under the caption “Experts” in the Amendment No. 1 to Registration Statement on Form S-3 and to the inclusion in the Amendment No. 1 to Registration Statement on Form S-3 of our report, dated March 15, 2021, on our audits of the consolidated financial statements of Vivial Networks LLC as of and for the years ended December 31, 2020 and 2019.

/s/ Eide Bailly LLP

Denver, Colorado

May 6, 2021